                                                                    EXHIBIT 2.04



                         AMENDMENT AGREEMENT AND CONSENT

      This Amendment Agreement and Consent dated February 23, 2001 is made by and among uDate.com, Inc., a California corporation (the "Buyer"), KCI Acquisition Corp., a Delaware corporation ("Transitory Subsidiary"), uDate.com, Inc., a Delaware corporation ("uDate Delaware"), Kiss.com, Inc., a Washington corporation ("Kiss.com"), and Lee Zehrer ("Zehrer") (collectively, the "Parties").

      All capitalized terms not otherwise defined herein shall have the deemed ascribed to them in the Merger Agreement (as defined below).

                                    RECITALS

      1. As of February 13, 2001 the Buyer, Transitory Subsidiary, Kiss.com, and Zehrer entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Kiss.com would be merged with and into Transitory Subsidiary with Kiss.com becoming a wholly owned subsidiary of the Buyer;

      2. Pursuant to Section 4.12 of the Merger Agreement, the Buyer agreed that without the prior written consent of Kiss.com it will not amend it charter, bylaws, or other organizational documents or take any other action that would require to be disclosed on a current report on a Form 8-K;

      3. On February 23, 2001 the Board of Directors of the Buyer recommended the merger of the Buyer with and into uDate Delaware, a newly formed Delaware corporation and wholly owned subsidiary of the Buyer, for the purpose of changing the state of incorporation of the Buyer from the State of California to the State of Delaware (the "Reincorporation"), pursuant to which the Buyer's Articles of Incorporation and Bylaws will be amended and replaced by the Certificate of Incorporation and Bylaws of uDate Delaware;

      4. The holders of a majority of the issued and outstanding shares of the Buyer intend to act on or about February 23, 2001 to approve the Reincorporation;

      5. The Company desires to obtain the consent of Kiss.com and Zehrer to the Reincorporation and the amendment of the Certificate of Incorporation and Bylaws in connection with the Reincorporation; and

      6. The Parties desire to amend the Merger Agreement so that, following the Reincorporation, all references in the Merger Agreement to the Buyer and its shares will be references to uDate Delaware and the common stock, par value $0.001 per share, of uDate Delaware (the "uDate Delaware Common Stock"), and upon completion of the acquisition of Kiss.com, Kiss.com will be a wholly owned subsidiary of uDate Delaware and Messrs. Zehrer and Dahl will be added to the Board of Directors of uDate Delaware.

      Now therefore, in consideration of the foregoing recitals and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Buyer, Transitory Subsidiary, uDate Delaware, Kiss.com, and Zehrer hereby agree as follows:

      1. Consent to Reincorporation and Amendment of Certificate of Incorporation and Bylaws. Pursuant to Section 4.12 of the Merger Agreement, Kiss.com and Zehrer hereby consent to the Reincorporation and the amendment of the Certificate of Incorporation and Bylaws of the Buyer. Without limiting the effect of the foregoing, Kiss.com and Zehrer approve (i) the form of Agreement and Plan of Merger (the "Reincorporation Agreement") between the Buyer and uDate Delaware attached hereto as Exhibit A, (ii) the Certificate of Incorporation of uDate Delaware attached hereto as Exhibit B, and (iii) the Bylaws of uDate Delaware attached hereto as Exhibit C, and Kiss.com and Zehrer authorize the Buyer and uDate Delaware to make such changes to the Reincorporation Agreement as the Buyer and uDate Delaware deem necessary or appropriate to complete the Reincorporation.

      2. Amendment of Definition of Buyer. From and after the Reincorporation, references to the "Buyer" in the Merger Agreement shall be deemed to be references to uDate Delaware. Without limiting the effect of the foregoing, (i) all references to "Buyer Common Stock" shall be deemed to be references to the uDate Delaware Common Stock, (ii) at the Effective Time, Kiss.com will be a wholly owned subsidiary of uDate Delaware, and (iii) pursuant to Section 4.9 of the Merger Agreement, Zehrer and Dahl shall be appointed members of the Board of Directors of uDate Delaware immediately following the Effective Time.

      3. Merger Agreement. In all other respects the Merger Agreement, as heretofore in effect, shall remain unchanged and is hereby ratified and confirmed.

      4. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests, and obligations hereunder to an Affiliate of the Buyer.

      5. Counterpart and Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

      6. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or two business day after it is sent for next business day delivery via a reputable international overnight courier service, in each case to the intended recipient as set forth below:

                    If to the Buyer, uDate Delaware, or the Transitory
                    --------------------------------------------------
                    Subsidiary, to:
                    --------------

                    uDate.com, Inc.
                    New Enterprise House
                    St. Helens Street
                    Derby England DE1 3GY
                    United Kingdom
                    Phone: +44 1332-268700
                    Fax:   +44 20 7681-1226
                    Attention:  Martin Clifford

                    with a copy to:
                    --------------

                    Hale and Dorr LLP
                    The Willard Office Building
                    1455 Pennsylvania Ave., N.W.
                    Washington, D.C. 20004
                    Phone: (202) 942-8400
                    Fax:   (202) 942-8484
                    Attention:  Michael J. Levitin, Esq.

                    If to the Buyer, to:
                    -------------------
                    Kiss.com, Inc.
                    2815 Second Avenue, Suite 500
                    Seattle, WA  98121
                    Phone: (206) 622-4631
                    Fax:   (206) 622-4632
                    Attention:  Duane A. Dahl

                    with a copy to:
                    --------------
                    Cairncross & Hempelmann, P.S.
                    70th Floor, Bank of America Tower           (after March 1, 2001)
                    701 Fifth Avenue                            524 Second Avenue, Suite 500
                    Seattle, Washington 98104                   Seattle, Washington 98104
                    Phone: (206) 587-0700
                    Fax:   (206) 587-2308
                    Attention:  Robert Seidel, Esq.

                    If to Zehrer, to:
                    ------------

                    Lee Zehrer

                    ----------------
                    ----------------
                    ----------------
                    Phone:  (206)
                                  -----------
                    Fax:  (206)
                                ----------

                    with a copy to:
                    --------------

                    Cairncross & Hempelmann, P.S.
                    70th Floor, Bank of America Tower     (after March 1, 2001)
                    701 Fifth Avenue                      524 Second Avenue, Suite 500
                    Seattle, Washington 98104             Seattle, Washington 98104
                    Phone: (206) 587-0700
                    Fax:   (206) 587-2308
                    Attention:  Robert Seidel, Esq.

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

      7. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Washington.

      8. Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

      10. Submission to Jurisdiction. Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in Seattle, Washington in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 6. Nothing in this Section 10, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                    UDATE.COM, INC., a California corporation



                                    By: /s/ Melvyn Morris
                                        -----------------
                                    Name: Mel Morris
                                    Title: CEO


                                    UDATE.COM, INC., a Delaware corporation



                                    By: /s/ Melvyn Morris
                                        -----------------
                                    Name: Mel Morris
                                    Title: CEO


                                    KCI ACQUISITION CORP.



                                    By: /s/ Martin R. Clifford
                                        ----------------------
                                    Name: Martin R. Clifford
                                    Title: Executive Vice President


                                    KISS.COM, INC.



                                    By: /s/ Duane Dahl
                                        --------------
                                    Name: Duane Dahl
                                    Title: CEO



                                    By: /s/ Lee Zehrer
                                        --------------
                                    Name:  Lee Zehrer